SCM Trust 485BPOS

Exhibit 99(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 29, 2024, relating to the financial statements and financial highlights of ICON Equity Income Fund, ICON Flexible Bond Fund, ICON Equity Fund, ICON Consumer Select Fund, ICON Natural Resources and Infrastructure Fund, ICON Health and Information Technology Fund, and ICON Utilities and Income Fund, each a series of SCM Trust, for the year ended December 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 29, 2024

C O H E N  &  C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board